Exhibit 5.1

[Letterhead of Richards, Layton & Finger, P.A.]

April 3, 2020

Arconic Corporation

201 Isabella Street,

Pittsburgh, Pennsylvania 15212

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

We are acting as special Delaware counsel to Arconic Corporation (f/k/a Arconic Rolled Products Corporation), a Delaware corporation (the “Company”), in connection with the Form S-1 Registration Statement of the Company to be filed with the Securities and Exchange Commission on or about April 3, 2020 (the “Registration Statement”) with respect to an aggregate of 109,021,376 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”). In this connection you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware.

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)                 the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 14, 2019, as amended by the Certificate of Amendment of the Company, as filed with the Secretary of State on March 18, 2020, and as amended by the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State on March 30, 2020 (collectively, the “Company Certificate of Incorporation”);

(ii)              the Bylaws of the Company in effect between August 14, 2019 and March 31, 2020 and the Amended and Restated Bylaws of the Company effective April 1, 2020;

(iii)            the Certificate of Incorporation of Howmet Aerospace Inc. (f/k/a Arconic Inc.), a Delaware corporation (“Parent”) as filed with the Secretary of State on October 12, 2017, as amended by the Certificate of Merger of Parent as filed with the Secretary of State on December 29, 2017, as amended by the Certificate of Amendment of Parent as filed with the Secretary of State on March 30, 2020;

Arconic Rolled Products Corporation

April 3, 2020

(iv)             the Bylaws of Parent effective as of December 31, 2017 and amended on April 1, 2020 to reflect the change in name of the Parent from Arconic Inc. to Howmet Aerospace Inc.;

(v)               the written consent of the Board of Directors of the Company (the “Company Board”), dated August 14, 2019, relating to the issuance of shares of Common Stock;

(vi)             the Unanimous Written Consent of the Company Board, dated March 17, 2020, relating to the Company Certificate of Incorporation;

(vii)          the Written Consent of the sole stockholder of the Company, dated March 17, 2020;

(viii)        the resolutions of the Board of Directors of Parent, adopted at the February 5, 2020 meeting thereof, relating to a distribution by dividend of shares of Common Stock (the “Spin Dividend”);

(ix)             the Stock Subscription Agreement, dated August 14, 2019, between the Company and Parent (the “Subscription Agreement”);

(x)               the Registration Statement;

(xi)             a certificate of an officer of the Company, dated March 31, 2020, as to certain matters;

(xii)          a certificate of an officer of Parent, dated March 31, 2020, as to certain matters;

(xiii)        a certificate of the Secretary of State, dated April 3, 2020, as to the good standing of the Company;

(xiv)         a certificate of the Secretary of State, dated April 3, 2020, as to the good standing of Parent.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (xiv) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (xiv) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Arconic Rolled Products Corporation

April 3, 2020

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) the legal capacity of each natural person who is a signatory to the documents examined by us, (ii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (iii) that the Shares were distributed in accordance with the Spin Dividend. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware and we have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are duly authorized for issuance and are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.